EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of our report dated April 28, 2003, except for Note 12 as to which the date is November 17, 2003, with respect to the financial statements of GeneSoft Pharmaceuticals, Inc. included in the Genome Therapeutics Corp. Current Report (Form 8-K), filed with the Securities and Exchange Commission on December 17, 2003 and the reference to our firm under the caption “Experts” included in the Registration Statement (Amendment No. 2 to Form S-3 No. 333-111273) and the related Prospectus of Genome Therapeutics Corp. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

February 2, 2004